Exhibit 99.1

Innocent Inc. (INCT) Enters into a Definitive Agreement to Acquire Murciealagos Vizcaya and Lilly Rai Mines in Ecuador

LAS VEGAS--(BUSINESS WIRE)--August 9, 2010--Innocent Inc. (OTCBB:INCT), a gold mining company focused in Ecuador, announced today that Global Finishing Ecuador has entered into a definitive agreement to acquire 100% of the Murciealagos Vizcaya and Lilly Rai mining concessions in the Zaruma-Portovelo Mining District of Ecuador's El Oro Province. Innocent holds a 51% majority interest in Global Finishing Inc., The parent company of Global Finishing Ecuador S.A.

The terms of the agreement are: 1,200,000 USD, with an initial deposit of $250,000 USD due on August 16th, 2010 to consummate the acquisition. Five additional payments totaling 950,000 USD will be due every sixth month thereafter. Innocent Inc. has agreed to secure and provide the funding for the acquisition.

The acquisition of Murciealagos Vizcaya and Lilly Rai concessions represent a significant step forward by Innocent in its strategy of acquiring strategic clusters of in-production and near-term production mines in both the Zaruma-Portovelo district and the nearby San Gerardo district, also located in the El Oro Province.

The Zaruma-Portovelo mining district is an historic Ecuadorian gold producer. The Incas were extracting gold in the area when the Spanish founded the town of Zaruma in 1549. Modern mining was first initiated in the district in 1905. To date, 90% of all gold found in Ecuador comes from these two regions.

Innocent Inc. is in various stages of acquiring multiple projects in the two mining districts that meet its strategic business goals. Innocent was attracted to the Murciealagos Vizcaya and Lilly Rai opportunities for a number of reasons, including:

  Innocent Inc. was able to negotiate the acquisition of 100% of the property.
  Innocent Inc. is confident that the application of new production technologies, investment capital for expansion, and an enhanced labor force will result in increased production output at the property.

“This is a fantastic property that we believe has been badly underperforming due to lack of strategic investment capital,” said Richard Diotte, Innocent's Vice-President, South America Operations. “We feel confident that our talented team will be able to significantly enhance production efficiencies and output, making the Murciealagos Vizcaya and Lilly Rai concessions a great addition to building our portfolio.”

This transaction is subject to securing and payment of the initial two hundred fifty thousand dollars by the expected close date of August 16, 2010.

About Innocent Inc.

Innocent Inc. (INCT:OTCBB) is an emerging mining company focused on rapid growth. Innocent specializes in acquiring high-quality in-production and near-term production properties that are performing significantly below their projected capacity. Through improvements in processing techniques and strategic investments in mechanization, we seek to rapidly increase production levels and generate predictable, sustainable value. Our current focus is on southern Ecuador supported by a strong pipeline of acquisitions in various stages of review.

Safe Harbor

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Innocent Inc. with members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT:
Innocent Inc
Wayne Doss, 828-489-9409
or
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